EXHIBIT 10.4
Translation
Form of Exclusive Technology Support Agreement
between
Nanning Jetlong Technology Co., Ltd.
and
[Affiliated Consolidated Entity]

Form of Exclusive Technology Support Agreement
This Exclusive Technology Support Agreement (this “Agreement”) is entered into on ________ in Beijing, the People’s Republic of China (the “PRC” or “China”) by and between:
Licensor: Nanning Jetlong Technology Co., Ltd.
Registered address: Room 507, Floor 5, Maohong Building, No. 15 Chuangxin West Road, Nanning
Legal Representative: Dang He
Licensee: [Affiliated Consolidated Entity]
Registered address:
Legal Representative:
In this Agreement, any of the above parties is hereinafter referred to as one “Party”, Nanning Jetlong Technology Co., Ltd., as Licensor, [Affiliated Consolidated Entity], as Licensee and Licensor and Licensee, collectively, as the “Parties”.
Whereas:
(1)	Licensor is a wholly foreign owned enterprise duly formed and validly existing under PRC laws;

(2)	Licensee is a limited liability company duly formed and validly existing under PRC laws;

(3)	Licensor has extensive experience and professionals with respect to technology development and technical service;

(4)	Licensee demands relevant technical service provided by Licensor during its operation of business;

(5)	Licensor agrees to grant the Licensee the license to use relevant technologies on a fee basis and Licensee agrees to accept such license and pay relevant fees.

Therefore, upon friendly negotiation, the Parties hereto agree as follows:
Article 1 Exclusive Technical Service; Exclusive Right
1.1	During the term of this Agreement, Licensor agrees to provide to Licensee relevant technical service (specific content of such service is set forth in Annex I), as Licensee’s exclusive technical service provider in accordance with terms and conditions hereunder.

1.2	Licensee agrees to accept the technical service provided by Licensor, and Licensee further agrees that, during the term of this Agreement, it will not accept the same or similar technical service provided by any third party, unless agreed by Licensor in writing in advance.
Article 2 Fee Rate and Payment
2.1	The Parties hereto agree that, subject to provisions in Section 2.3 hereof, the aggregate technical service fees to be paid by Licensee to Licensor with respect to the exclusive technical service to be provided by Licensor to Licensee under Article 2 hereof shall be equal to the higher of (a) twenty-five percent (25%) of Licensee’s gross operational revenue for each quarter during the term of this Agreement, and (b) Renminbi equivalent of 500,000 US Dollars for each quarter during the term of this Agreement. During the term of this Agreement, Licensor shall have the right to adjust above technical service fees at its own discretion (including without limitation the adjustment provided in Section 2.3 hereof) without consent of Licensee.

The Parties specifically agree that the technical service fee shall become payable and receivable upon the execution date of this Agreement.

2.2	Aforementioned technical service fees shall be calculated on a quarterly basis and shall be paid in accordance with the following:
(a)	within 60 days after the end of each quarter, Licensee shall provide to Licensor its unaudited financial statements for such quarter to allow Licensor to calculate the technical service fee payable for such quarter;

(b)	within 60 days after the end of each quarter, Licensor shall calculate and determine the technical service fee payable for such quarter based on Licensee’s unaudited financial statements for such quarter as provided by Licensee and provide Licensee a bill;

(c)	If Licensee fails to provide Licensor its financial statements on schedule within 60 days after the end of each quarter, Licensor shall have the right to estimate Licensee’s gross operational revenue for such quarter to calculate the technical service fee payable for such quarter and provide Licensee a bill based on such estimation;

(d)	Licensee shall, within 60 working days after receiving the bill from Licensor, pay to Licensor the technical service fee in accordance with such bill;

(e)	Licensee shall fully pay to Licensor the technical service fee equal to the amount stated on the bill. Only if Licensor or Licensee discovers any calculation discrepancy on the bill for any quarter, such discovering Party may point out such discrepancy to the other Party. To the extent the Parties have confirmed existence of such calculation discrepancy on relevant bill, Licensor shall make adjustment accordingly on the bill for the quarter following the date when the Parties make such confirmation;

(f)	with respect to other amount due and payable by Licensee to Licensor (whether payable under this Agreement or otherwise), Licensor shall have the right to add such amount into a bill and request that Licensee make immediate payment.
2.3	The Parties agree that the technical service fees payable by Licensee to Licensor hereunder may be used to set off the trademark and trade name transfer price (“Transfer Price”) or any part thereof payable by Licensor to Licensee under the Trademark and Trade Name Transfer Agreement (“Transfer Agreement”) entered into by the Parties on March 28, 2008. If Licensor is required to pay to Licensee any Transfer Price in accordance with the Transfer Agreement, Licensor shall have the right to increase the technical service fee hereunder accordingly to ensure the net amount of technical service fee received by Licensor after deducting the Transfer Price is not less than the amount provided in Section 2.1 hereof.
Article 3 Intellectual Property and Protection
3.1	Licensee agrees, in and after the term of this Agreement, not to question Licensor’s right to Licensor’s technology or validity of this Agreement, nor to take any action that Licensor deems to have an adverse effect on Licensor’s right and license.
3.2	Licensee agrees that all intellectual property and any rights derived thereof to all research and development achievements realized by Licensor due to implementation of this Agreement and/or other agreements between the Parties (whether such achievement is realized by Licensor alone or together with Licensee) shall be with Licensor, including without limitation, patent application rights, software copyright, title to know-how, technical documentation as carrier, copyright to materials and title to other intellectual property, license rights and right to transfer aforementioned intellectual property. The rights and obligations under this Section 3.2 shall survive the termination of this Agreement.
Article 4 Obligation of Assistance
4.1	During Licensor’s performance of its obligation hereunder, Licensee shall take all actions and measures to provide to Licensor reasonably necessary assistance and convenience to allow Licensor to provide the technical service under this Agreement.
Article 5 Confidentiality
5.1	Each Party undertakes to the other Party, unless required by applicable laws and relevant regulatory authorities, at any time, without prior written consent of the other Party, not to disclose directly or indirectly or reveal to its partners, shareholders, directors, senior officers, employees, agents or affiliates any commercial or technical confidential information of the other Party obtained by it during negotiation, execution and implementation of any matter contemplated hereunder, other than authorized attorneys and accountants.

Article 6 Term of Agreement
6.1	This Agreement shall become effective at the date when the respective legal representative or his authorized representative of the Parties signs hereon, with a term of twenty years commencing on the execution date, unless terminated before expiration in accordance with this Agreement or provisions of relevant agreements entered into by the parties separately. Upon expiration of this Agreement (including expiration of any renewed term), unless Licensor notifies not to renew in writing three months in advance, this Agreement shall be automatically renewed for another twenty years.
6.2	Without consent of Licensor, Licensee may not terminate this Agreement or the technical service hereunder before expiration. In case of breach of this section, Licensee shall compensate Licensor in an amount no less than the technical service fees receivable by Licensor for the remaining term of this Agreement (including such technical service fees receivable after adjustment in accordance with this Agreement).
Article 7 Assignment of Rights and/or Obligations
7.1	Without prior written consent of Licensor, Licensee may not assign any of its rights and obligations hereunder. Licensor may assign all or part of its rights and obligations hereunder to any third party by providing a written notice to Licensee.
Article 8 Breach of Contract
8.1	The breach of any Party hereto of any obligation or undertaking hereunder or any untrue or misleading statement (whether intentional or not) contained in any representation made herein by any party, which results in complete or partial unenforceability of this Agreement, shall constitute a breach of contract of such Party and such Party shall bear the liability for its breach of contract and fully compensate all losses incurred by the other Party due to such breach of contract.
Article 9 Representations and Warranties
9.1	On the execution date of this Agreement, each Party warrants and undertakes to the other Party that the following representations are true and correct and are not breached or misleading in any aspect:
(i)	it is a legal person entity duly formed and validly existing under PRC laws;

(ii)	it has all power and authority to enter into this Agreement and fulfill its obligations hereunder;

(iii)	its authorized representative signing on this Agreement has been granted full authority to execute this Agreement in accordance with a valid power of attorney or a resolution of board of directors or shareholders’ meeting; and

(iv)	upon execution by authorized representatives of the Parties, this Agreement, along with its annexes, becomes legally effective to and binding on the Parties.
9.2	Licensee undertakes that, upon request of Licensor, Licensee will cause its subsidiary owned by it from time to time (which refers to any company, enterprise or other entity having legal person qualification controlled by Licensee directly or indirectly, that is, (a) more than half of voting rights in such entity is held by Licensee directly or indirectly; (b) more than half of its distributable profit is held by Licensee directly or indirectly; (c) the composition of its board of directors is controlled by Licensee directly or indirectly; or (d) more than half of equity interest in such entity is held by Licensee directly or indirectly) to promptly enter into with Licensee an agreement that has the same substantial content as this Agreement, and urge such subsidiary to strictly comply with such agreement.
Article 10 Miscellaneous
10.1	With respect to matters not covered by this Agreement, the Parties hereto agree to resolve in the form of written supplementary agreements. Any written supplementary agreement related to this Agreement shall become part of this Agreement and have the same legal effect as this Agreement upon execution of the Parties hereto.

10.2	The execution, interpretation and implementation of this Agreement as well as resolution of disputes related to this Agreement shall be governed by PRC laws.

10.3	Any dispute arising from or related to this Agreement shall be resolved through friendly discussion between the parties. If such dispute cannot be resolved through discussion within thirty days after such dispute arises, any party will have the right to submit such dispute for arbitration by the Beijing Commission of China International Economic and Trade Arbitration Commission in accordance with its arbitration rules effective and applicable at the time of filing such arbitration. The arbitration award shall be final and binding on all parties involved therein; during such arbitration, except for the matter or obligation in dispute subject to arbitration, the Parties hereto shall continue with performance of other obligations herein.

10.4	All annexes of this Agreement shall be part of this Agreement, having the same legal effect as this Agreement.

10.5	This Agreement is executed in Chinese with two originals, each of which is kept by each Party hereto and each original shall have the same legal effect.
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(Signature Page)
Licensor:
Legal Representative or Authorized Representative (Signature):
Licensee:
Legal Representative or Authorized Representative (Signature):

Annex I: Breakdown List of Technical Service
1. Technical service for recording promotion videos of clients
2. Technical support for network interactive advertisement
3. Technical service for recording digital TV, movie and cartoon videos
4. TV and movie screen service, etc.